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                      [HUGHES & LUCE, L.L.P. LETTERHEAD]


                              December 16, 1997



Affiliated Computer Services, Inc.
2828 North Haskell Avenue
Dallas, Texas  75204

  Re: Registration Statement on Form S-8 for the Affiliated Computer Services, Inc. 1997 Stock Incentive Plan and for those options granted under the Computer Data Systems, Inc. 1991 Long-Term Incentive Plan, Which Were Assumed Pursuant to the Merger of a Wholly Owned Subsidiary of Affiliated Computer Services, Inc. with and into Computer Data Systems, Inc.

Ladies and Gentlemen:

       We render this opinion as counsel to Affiliated Computer Services, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of (x) 3,675,000 shares (the "1997 Plan Shares") of the Company's Class A Common Stock, par value $.01 per share ("Common Stock"), issuable under the Affiliated Computer Services, Inc. 1997 Stock Incentive Plan (the "1997 Plan"), and (y)
4,806,849 shares (the "CDSI Plan Shares") of Common Stock issuable pursuant to the exercise of options granted under the Computer Data Systems, Inc.
1991 Long-Term Incentive Plan (the "CDSI Plan"), which options were assumed by the Company pursuant to the Agreement and Plan of Merger, dated
September 20, 1997, by and among the Company, ACS Acquisition Corp., a wholly-owned subsidiary of the Company, and Computer Data Systems, Inc. (The 1997 Plan and the CDSI plan are collectively referred to herein as the "Plans", and the 1997 Plan Shares and the CDSI Plan Shares are collectively referred to herein as the "Shares").

       In connection with this opinion, we have examined such documents and records of the Company and such statutes, regulations and other instruments and certificates as we have deemed necessary or advisable for the purposes of this opinion. We have assumed that all signatures on all documents presented to us are genuine, that all documents submitted to us as originals are accurate and complete and that all documents submitted to us as copies are true and correct copies of the originals thereof. We have also relied upon such certificates of corporate agents and officers of the Company and such other certifications with respect to the accuracy of material factual matters contained therein which were not independently established.

       Based on the foregoing, we are of the opinion that the Shares will be, if and when issued and paid for pursuant to the Plans, validly issued, fully paid and nonassessable, assuming the Company maintains an adequate number of authorized but unissued shares of common stock available for such issuance, and

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Affiliated Computer Services, Inc.
December 16, 1997
Page Two


further assuming that the consideration received by the Company for the Shares exceeds the par value thereof.

       We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in this category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                       Very truly yours,


                                       /s/ Hughes & Luce, L.L.P.